UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CytoDyn Inc.

(Name of Registrant as Specified In Its Charter)

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CYTODYN INC.

1111 Main Street, Suite 660

Vancouver, Washington 98660

(360) 980-8524

July 22, 2016

Dear Stockholder:

You are cordially invited to attend an annual meeting of stockholders of CytoDyn Inc. (the “Company”) to be held at 9:00 a.m., Pacific Time, on Wednesday, August 24, 2016, at the Hilton Vancouver Washington, 301 W. 6th Street, Vancouver, Washington 98660.

Matters to be presented for action at the meeting include the election of directors, a proposal to increase the total number of authorized shares of common stock from 250,00,000 shares to 350,000,000 shares, a proposal to authorize our board of directors to effect a reverse stock split at its discretion, as further described in the enclosed proxy statement, ratification of the selection of our auditors and an advisory vote on our executive compensation. We will also act on such other business as may properly come before the meeting or any adjournment or postponement thereof.

We are excited about the future of our company, and we look forward to conversing with those of you who are able to attend the meeting in person. Whether or not you can attend, it is important that you sign, date, and return your proxy, or submit your proxy by telephone or Internet as instructed on the enclosed proxy card. If you are a stockholder of record and attend the meeting in person, you may revoke your proxy and vote at the meeting if you wish.

Sincerely,

Nader Z. Pourhassan, Ph.D.

President and Chief Executive Officer

If you have any questions or require any assistance in voting your shares, please call:

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003

(855) 973-0093

CYTODYN INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AUGUST 24, 2016

You are invited to attend the annual meeting of stockholders (the “Annual Meeting”) of CytoDyn Inc., a Delaware corporation (the “Company”), to be held at the Hilton Vancouver Washington, 301 W. 6th Street, Vancouver, Washington 98660, on Thursday, August 24, 2016, at 9:00 a.m., Pacific Time.

Only stockholders of record at the close of business on July 11, 2016, will be entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.

The Annual Meeting is being held to consider and vote on the following matters:

1.	Election of seven directors;

2.	Approval of a proposal to amend the Company’s Certificate of Incorporation to increase the total number of authorized shares of common stock from 250,000,000 shares to 350,000,000 shares;

3.	Approval of a reverse stock split at a ratio of any whole number between one-for-two and one-for-eight, as determined by our board of directors, at any time before August 24, 2017, if and as determined by our board of directors;

4.	Ratification of the selection of Warren Averett, LLC as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2017;

5.	A non-binding advisory vote to approve our executive compensation; and

6.	The transaction of any other business as may properly come before the Annual Meeting or any postponements or adjustments thereof.

Please sign and date the accompanying form of proxy and return it promptly in the enclosed postage-paid envelope, or submit your proxy by telephone or the Internet as instructed on the enclosed proxy card to avoid the expense of further solicitation. If you are a stockholder of record and attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

The board of directors of the Company recommends that you vote “FOR” each of the proposals set forth above.

By Order of the Board of Directors

Michael D. Mulholland

Chief Financial Officer, Treasurer, and

    Corporate Secretary

Vancouver, Washington

July 22, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON AUGUST 24, 2016:

The proxy statement for the 2016 annual meeting of stockholders and 2016 annual report to stockholders are available at www.cytodyn.com.

CYTODYN INC.

PROXY STATEMENT

2016 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of CytoDyn Inc., a Delaware corporation (“CytoDyn” or the “Company”), to be voted at the annual meeting of stockholders to be held on August 24, 2016 (the “Annual Meeting”), and any postponements or adjournments thereof. The proxy statement and accompanying form of proxy were first mailed to stockholders on approximately July 22, 2016.

VOTING, REVOCATION, AND SOLICITATION OF PROXIES

Solicitation of Proxies. The enclosed proxy is solicited by and on behalf of the Board, with the cost of solicitation borne by the Company. Solicitation may also be made by directors and officers of the Company without additional compensation for such services. In addition to mailing proxy materials, the directors, officers and employees may solicit proxies in person, by telephone or otherwise.

The Company has also retained Alliance Advisors LLC to assist it in the solicitation of proxies. Alliance Advisors LLC will solicit proxies on behalf of the Company from individuals, brokers, bank nominees and other institutional holders in the same manner described above. Alliance Advisors LLC will receive a fee of $7,000, plus approved and reasonable out of pocket expenses, for its services to the Company for the solicitation of the proxies. The Company has also agreed to indemnify Alliance Advisors LLC against certain claims.

Voting. You may submit a proxy to have your shares of common stock voted at the Annual Meeting in one of three ways: (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid envelope; (ii) calling toll-free at the telephone number indicated on the enclosed proxy card; or (iii) using the Internet in accordance with the instructions set forth on the enclosed proxy card. When a proxy is properly returned , the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions specified in the spaces provided in the proxy. If no instructions are specified, the proxies will be counted for purposes of determining whether or not a quorum is present, and will be voted FOR the election of all nominees for director, as well as FOR Proposals 2, 3, 4 and 5. If a stockholder of record attends the Annual Meeting, he or she may vote in person. If you hold shares through a broker or nominee (that is, in “street name”), please follow their directions on how to vote your shares. Banks and brokers acting as nominees are not permitted to vote proxies for the election of directors or the other proposals to be acted on at the Annual Meeting, except ratification of the auditors, without express voting instructions from the beneficial owner of the shares. As such, it is particularly important that you provide voting instructions to your bank, broker or other nominee.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to the matter being considered and has not received instructions from the beneficial owner. Banks and brokers acting as nominees are not permitted to vote proxies for any proposal to be acted on at the Annual Meeting, except for the ratification of the auditors, without express voting instructions from the beneficial owner of the shares. As such, it is particularly important that you provide voting instructions to your bank, broker or other nominee.

If you have additional questions, need assistance in submitting your proxy or voting your shares of common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact Alliance Advisors LLC.

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003

(855) 973-0093

Revocation of Proxies. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company or by filing a later-dated proxy prior to a vote being taken at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke a proxy.

OUTSTANDING VOTING SECURITIES AND QUORUM

Stockholders of record as of the close of business on July 11, 2016, are entitled to one vote at the Annual Meeting for each share of common stock, par value $0.001 per share (“Common Stock”), of the Company then held by each stockholder. As of that date, the Company had              shares of Common Stock issued and outstanding. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote constitutes a quorum at the Annual Meeting. Abstentions and broker non-votes, if any, will be considered present for purposes of determining the presence of a quorum.

VOTES REQUIRED

Pursuant to the Delaware General Corporation Law and the Company’s Bylaws, the seven nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected, provided that a quorum is present at the Annual Meeting. Pursuant to the Delaware General Corporation Law Proposals 2 and 3 must be approved by a majority of the outstanding shares of stock of the Company entitled to vote on the Proposal, and Proposals 4 and 5 will be approved if a quorum exists and the votes cast favoring the Proposal exceed the votes cast opposing the Proposal.

SUMMARY TERM SHEET

The following is only a summary of certain material information contained in this document. You should carefully review this entire document along with the exhibits attached hereto to understand the proposals fully.

•	Time and Place of Annual Meeting (See cover page, Notice of Annual Meeting of Stockholders): Thursday, August 24, 2016 at 9:00 a.m., Pacific Time, at the Hilton Vancouver Washington, 301 W. 6th Street, Vancouver, Washington 98660.

•	Record Date (See page 21): You can vote at the Annual Meeting if you owned Common Stock of CytoDyn Inc. at the close of business on July 11, 2016.

•	Proposals to be Voted on (See Notice of Annual Meeting of Stockholders): Matters to be presented for action at the meeting include the election of directors, a proposal to increase the total number of authorized shares of Common Stock from 250,00,000 shares to 350,000,000 shares, a proposal to authorize the Board to effect a reverse stock split at its discretion, as further described in this proxy statement, ratification of the selection of the Company’s auditors, and a non-binding advisory vote to approve executive compensation as described in this proxy statement.

•	Reasons for the Increase in Authorized Shares (See page 16): The primary reason for the increase in authorized shares is to have additional authorized shares of Common Stock available for possible future financings, acquisition transactions, joint ventures and other general corporate purposes as further described in this proxy statement.

•	Effect of Approving the Increase in Authorized Shares (See page 16): If the increase in authorized shares of Common Stock is approved, the authorized shares of the Company will be increased from 250,000,000 shares to 350,000,000 shares.

•	Effect of Not Approving the Increase in Authorized Shares (See page 17): If the increase to authorized shares proposal fails to obtain the vote required for approval, the number of shares authorized for issuance by the Company will remain at 250,000,000 shares of Common Stock and the Company will be limited in its ability to issue shares of its Common Stock to complete future financings, acquisition transactions, joint ventures and other general corporate purposes.

•	Reasons For The reverse stock split (See pages 18-20): The Board believes that it is in the best interests of the Company and its stockholders to approve a reverse stock split of the Company’s outstanding Common Stock in order to grant the Board the discretionary authority to effect a reverse stock split within the ratios described herein if the Board determines it to be appropriate, in order to support a potential listing on of the Common Stock a national securities exchange and for the reasons described in this proxy statement.

Pursuant to a proposal that was previously approved by the Company’s stockholders at the 2015 annual meeting, the Board currently has the authority to complete a reverse stock split at the same range of ratios as would be applicable for the reverse stock split under this proposal. However, the authority previously granted to the Board is scheduled to expire on August 27, 2016. By this proposal, therefore, the Board is effectively requesting an extension of its previously granted authority, to complete the reverse stock split through August 24, 2017.

•	Other Proposals: At the Annual Meeting you will also be asked to consider proposals to elect directors, ratify the selection of the Company’s auditors and approve, on an advisory basis, executive compensation.

•	Recommendation of the Board (See pages 17, 23-25): The Board recommends that you vote FOR the election of all nominees for director, as well as FOR Proposals 2, 3, 4 and 5.

•	Vote Required (See page 5): Pursuant to the Delaware General Corporation Law and the Company’s Bylaws, the seven nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected, provided that a quorum is present at the Annual Meeting. Pursuant to the Delaware General Corporation Law, Proposals 2 and 3 must be approved by a majority the outstanding shares of stock of the Company entitled to vote on the Proposal, and Proposals 4 and 5 will be approved if a quorum exists and the votes cast favoring the Proposal exceed the votes cast opposing the Proposal.

•	How to Vote Your Shares (See page 1): Complete, date and sign the enclosed proxy card and mail it in the enclosed return envelope, or submit your proxy by telephone or the Internet as instructed on the enclosed proxy card, as soon as possible, so that your shares may be represented at the Annual Meeting. In order to assure that your vote is obtained, please submit your proxy even if you currently plan to attend the Annual Meeting in person.

•	How to Revoke Your Proxy (See page 2): You may revoke your proxy either by delivering to the Secretary of CytoDyn Inc. a signed notice of revocation or a later dated and properly executed proxy, or by attending the meeting and voting in person.

•	Voting of Shares Held in “Street Name” (See page 1): Your broker will not be permitted, without your instructions, to vote your shares held in street name on any proposal that is deemed ‘non-routine,” with respect to which brokers and other nominees will not have discretionary voting power. As a result, you should be sure to provide your broker with instructions on how to vote your shares. Failure to vote, or to instruct your broker how to vote any shares held for you in your broker’s name, may have the same effect as a vote against the increase in authorized shares and the reverse stock split. Because Proposal 4 is deemed “routine,” your broker will be permitted to vote your shares held in street name on Proposal 4.

•	Whom You Should Call with Questions: If you have further questions, you may contact the Company’s proxy solicitor, Alliance Advisors LLC. at:

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003

(855) 973-0093

PROPOSAL 1—ELECTION OF DIRECTORS

The directors will be elected at the Annual Meeting to serve until the next annual meeting of stockholders and until their successors are elected and qualify. The Company’s Certificate of Incorporation and Bylaws authorize the Board to set the number of positions on the Board within a range of one to nine. The number of positions on the Board is currently seven. During periods between annual stockholder meetings, vacancies on the Board, including vacancies resulting from an increase in the number of positions, may be filled by the Board for a term ending with the next annual meeting of stockholders and when a successor is duly elected and qualifies.

The seven nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected, provided that a quorum is present at the Annual Meeting. In accordance with the Company’s Certificate of Incorporation, stockholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from the directors as a group, or from any individual nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

The Board recommends that stockholders vote FOR each of the nominees named below to serve as a director. If for some unforeseen reason a nominee should become unavailable for election, the proxy may be voted for the election of such substitute nominee as may be designated by the Board.

The following table sets forth information with respect to each person nominated for election as a director, including their current principal occupation or employment and age as of June 30, 2016.

Name	Age	Principal Occupation
Nader Z. Pourhassan, Ph.D.	53	President and Chief Executive Officer of the Company
Denis R. Burger, Ph.D.	73	Retired Chief Executive Officer of AVI Biopharma Inc.
Anthony D. Caracciolo	61	Retired Senior Vice President of Gilead Sciences, Inc.
Carl C. Dockery	53	President, Alpha Advisors, LLC
Gregory A. Gould	50	Chief Financial Officer, Treasurer, and Corporate Secretary of Ampio Pharmaceuticals, Inc.
A. Bruce Montgomery, M.D.	63	Chief Executive Officer of Cardeas Pharma Corporation
Jordan G. Naydenov	55	Vice President and Treasurer of Milara, Inc., a provider of stencil and screen printing systems

The experience, qualifications, attributes and skills of each nominee, including his business experience during the past five years, are described below.

Nader Z. Pourhassan, Ph.D. Dr. Pourhassan was appointed President and Chief Executive Officer of the Company in December 2012, following his service as interim President and Chief Executive Officer for the preceding three months. On September 24, 2012, the Board appointed Dr. Pourhassan as a director. Dr. Pourhassan was employed by the Company as the Company’s Chief Operating Officer from May 2008 until June 30, 2011, at which time Dr. Pourhassan accepted a position as Managing Director of Business Development. Before joining the Company, Dr. Pourhassan was an instructor of college-level engineering at The Center for Advanced Learning, a charter school in Gresham, Oregon, from June 2005 through December 2007. Dr. Pourhassan immigrated to the United States in 1977 and became a U.S. citizen in 1991. He received his B.S. degree from Utah State University in 1985, his M.S. degree from Brigham Young University in 1990 and his Ph.D. from the University of Utah in 1998, in each case in Mechanical Engineering. Dr. Pourhassan brings to the Board his deep knowledge of the Company’s operations and industry. He also contributes his business, leadership and management experience.

Denis R. Burger, Ph.D. Dr. Burger has been a director since February 2014 and was named Vice Chairman of the Board in August 2014 and Chief Science Officer in January 2016. His appointment as Chief Science

Officer was effected under an expansion of his existing consulting relationship, as disclosed under “Related Person Transactions—Consulting Agreement” below. Dr. Burger is also currently a director of Aptose Biosciences Inc., a cancer therapeutics company listed on the NASDAQ, and serves on its audit committee. Dr. Burger co-founded Trinity Biotech PLC, a NASDAQ listed diagnostic company, in June 1992, served as its Chairman from June 1992 to May 1995, and is currently lead independent director. Until March 2007, he was Chairman and Chief Executive Officer of AVI Biopharma Inc. (now Sarepta Therapeutics, Inc.), a NASDAQ listed RNA-therapeutics company. He was also a co-founder of Epitope Inc. (now Orasure Technologies Inc., NASDAQ listed), serving as its Chairman from 1981 to 1990. Dr. Burger previously held a professorship in the Department of Microbiology and Immunology and Surgery (Surgical Oncology) at the Oregon Health and Sciences University in Portland. Dr. Burger received his undergraduate degree in Bacteriology and Immunology from the University of California, Berkeley and his Master of Science and Ph.D. degrees in Microbiology and Immunology from the University of Arizona. Dr. Burger brings significant biotechnology company experience and operational expertise to the Company’s Board, as well as a local presence for in person consultations with management.

Anthony D. Caracciolo. Mr. Caracciolo has served as Chairman of the Board since June 2013 and is also chair of the Compensation Committee. In December 2011, the Board appointed Mr. Caracciolo as a director. Mr. Caracciolo has over 30 years of experience in the pharmaceutical sciences industry. He was formerly employed at Gilead Sciences, Inc. (“Gilead”), a publicly held, research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need, from 1997 until retiring in October 2010. During his tenure, Mr. Caracciolo served as Senior Vice President, Manufacturing and Operations and was a senior member of Gilead’s executive committee, which was responsible for the strategic and operational direction of Gilead. While at Gilead, Mr. Caracciolo was responsible for directing operational and strategic initiatives for two manufacturing sites, development of a portfolio of contract manufacturing organizations, production of over 50 percent of Gilead’s commercial products, information technology, compliance assurance associated with aseptic processing, product development, optimization, technology transfers, and supervision of over 600 employees at six global locations. Prior to Gilead, Mr. Caracciolo was Vice President of Operations for Bausch and Lomb’s pharmaceutical division. Before joining Bausch and Lomb, he held various management positions at Sterling Drug for over 13 years. Mr. Caracciolo received a B.S. degree in Pharmaceutical Science from St. John’s University in 1978. Mr. Caracciolo brings to the Board an understanding of the Company’s operational issues and extensive experience in management and the biotech industry.

Carl C. Dockery. Mr. Dockery has been a director since September 2014 and is also chair of the Nominating and Governance Committee. Mr. Dockery is a financial executive with years of experience in the insurance and reinsurance industry and more recently in 2006 as the founder and president of a registered investment advisory firm, Alpha Advisors, LLC. Mr. Dockery is an active investor in various healthcare and early-stage companies through Alpha Ventures, the venture capital affiliate of Alpha Advisors. Mr. Dockery’s 20-year career as an insurance executive began in 1988 as an officer and director of two related and closely held insurance companies, including serving as secretary of Crossroads Insurance Co. Ltd. of Bermuda and as vice president of Gulf Insurance Co. Ltd. of Grand Cayman. Familiar with the London reinsurance market, in the 1990s, Mr. Dockery worked at Lloyd’s and the London Underwriting Centre brokering various types of reinsurance placements. In April 2016, Mr. Dockery became a director of Aytu BioScience, Inc., a publicly traded specialty pharmaceutical company focused on the commercialization of novel products in the field of urology. Mr. Dockery graduated from Southeastern University with a Bachelor of Arts in Humanities. Mr. Dockery’s background in finance and understanding of the capital markets is an asset to the Company.

Gregory A. Gould. Mr. Gould currently serves as Chair of the Audit Committee and previously served as the Company’s Chairman of the Board from July 2012 until June 2013. He has been a director since March 2006. Mr. Gould has served as Chief Financial Officer, Treasurer, and Corporate Secretary of Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE), a clinical stage pharmaceutical company, since June 2014 and, since April 2015, also concurrently serves as Chief Financial Officer of Aytu Bioscience, Inc. (formerly, Rosewind Corporation)

(OTCQB: AYTU), a specialty men’s healthcare company focusing on urological related conditions. Prior to joining Ampio and Rosewind, he provided financial and operational consulting services to the biotech industry through his consulting company, Gould LLC, from April 2012 until June 2014. Mr. Gould was Chief Financial Officer, Treasurer and Secretary of SeraCare Life Sciences, Inc., a provider of biopharmaceutical products and services to the global life sciences industry, from November 2006 until the company was sold to Linden Capital Partners in April 2012. During the period from July 2011 until April 2012, Mr. Gould also served as the Interim President and Chief Executive Officer of SeraCare. Mr. Gould has held several other executive positions at publicly traded life sciences companies, including as Chief Financial Officer of Atrix Laboratories, Inc., an emerging specialty pharmaceutical company focused on advanced drug delivery, and Colorado MedTech, Inc., a medical device design and manufacturing company. Mr. Gould began his career as an auditor with Arthur Andersen, LLP. Mr. Gould graduated from the University of Colorado with a BS in Business Administration and is a Certified Public Accountant. He brings biotech and public company M&A experience, as well as financial expertise, to the Board through his professional experience.

A. Bruce Montgomery, M.D. Dr. Montgomery was appointed as a director in September 2013. Dr. Montgomery is a prominent biotech entrepreneur with an extensive background in product development and clinical studies. He is currently the Chief Executive Officer of Cardeas Pharma Corporation, a biotechnology firm focused on treatment of multidrug resistant bacteria causing pneumonia in patients on ventilation. Before joining Cardeas Pharma Corporation in 2010, Dr. Montgomery founded and was the Chief Executive Officer of Corus Pharma, Inc., a development stage pharmaceutical company, from 2001 until 2006. In 2006, Gilead acquired Corus Pharma, Inc., and Dr. Montgomery continued at Gilead, serving as Senior Vice President, Respiratory Therapeutics, from 2006 until 2010. He previously held positions in clinical development with PathoGenesis Corporation and Genentech. Dr. Montgomery is a director of Alder BioPharmaceuticals, Inc., a NASDAQ listed company, and a Trustee for the Washington State Life Sciences Discovery Fund. He has previously served on the boards of ZymoGenetics, Inc., a NASDAQ listed company until its acquisition in 2010, Pacific Science Center, and the Washington Biotechnology & Biomedical Association. Dr. Montgomery received a B.S. degree in chemistry and his M.D. from the University of Washington, and completed his residency in Internal Medicine at the University of Washington and fellowships at the University of Washington and the University of California, San Francisco. Dr. Montgomery brings extensive pharmaceutical research, development, and patent experience to the Board, as well as his skills in fundraising and as a serial entrepreneur.

Jordan G. Naydenov. Mr. Naydenov has been a director since June 2009. Since 2001, he has served as Vice President and a director of Milara, Inc., and since 2006 he has served as Treasurer of Milara, Inc., and a director of Milara International. Milara Inc. and Milara International are leading providers of stencil printing systems for the surface mount and semiconductor industries, as well as wafer handling robotics and automation. Mr. Naydenov brings leadership skills and significant management experience to the Board.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board held 17 meetings in fiscal 2016. During fiscal 2016, each current director attended at least 75 percent of the total number of the meetings of the Board and the meetings held by each committee of the Board on which he served during his tenure on such committee or the Board.

Board Leadership Structure

The Board believes that the Board leadership structure, which reflects the separation of the Chairman and Chief Executive Officer positions, serves the best interests of the Company and its stockholders by giving an independent director a direct and significant role in establishing priorities and the strategic direction and oversight of the Company. The Board believes that the manner in which it oversees risk management at the Company has not affected its leadership structure.

The Board’s Role in Risk Oversight

The Company’s management is responsible for identifying, assessing and managing the material risks facing the Company. The Board generally oversees risk management practices and processes and, either as a whole or through the Audit Committee and other board committees, periodically discusses with management strategic and financial risks associated with the Company’s operations, their potential impact on the Company, and the steps taken to manage these risks.

While the Board is ultimately responsible for risk oversight, the Board’s committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk and discusses with management and the Company’s independent registered public accounting firm the Company’s policies and practices with respect to risk and particular areas of risk exposure. The Nominating and Governance Committee oversees recruitment of potential director nominees and succession planning for the Company’s executive positions. The Compensation Committee monitors the Company’s incentive compensation programs to assure that management is not encouraged to take actions involving excessive risk.

Code of Ethics

The Company has adopted a Code of Ethics for its executive officers (the Chief Executive Officer and Chief Financial Officer), as well as a Code of Business Conduct and an Insider Trading Policy for the Company. Copies of these governing documents, as well as the committee charters described below, are available on the Company’s website at www.cytodyn.com.

Director Independence

In determining director independence, the Company uses the definition of independence in Rule 5605(a)(2) of the listing standards of The Nasdaq Stock Market (the “NASDAQ Rules”) The Board has determined that Messrs. Caracciolo, Dockery, Gould, and Naydenov and Dr. Montgomery are independent under the NASDAQ Rules in that each is not, and has not been, an executive officer or employee and does not otherwise have a relationship which, in the opinion of the Board, would interfere with his exercise of independent judgment in carrying out the responsibilities of a director.

The Company is not a “listed issuer” as that term is used in Regulation S-K Item 407 adopted by the Securities and Exchange Commission (the “SEC”).

Audit Committee

The Audit Committee Charter was adopted by the Board and became effective on November 2, 2011. The primary role of the Audit Committee is to oversee the financial reporting and disclosure process. The Audit Committee is responsible for overseeing the work done by the Company’s independent auditors and reviewing and discussing with management and the independent auditors the adequacy and effectiveness of the Company’s financial reporting process, the annual audited financial statements, and the results of the annual audit. The Audit Committee is also responsible for reviewing and approving in advance all contemplated related-party transactions such as those described under “Related Person Transactions” below. The Audit Committee held six meetings during fiscal 2016 to review the Company’s financial statements with the auditors following the end of each fiscal quarter prior to their inclusion in reports filed with the SEC.

The Audit Committee is presently composed of Mr. Gould (chair), Mr. Caracciolo and Dr. Montgomery. Mr. Gould is a “financial expert” as defined in Regulation S-K Item 407(d)(5)(ii) adopted by the SEC. During fiscal 2016, Mr. Caracciolo, Mr. Gould and Dr. Montgomery also met the additional independence and experience requirements of the SEC applicable specifically to members of the Audit Committee.

Compensation Committee

The Compensation Committee Charter was adopted by the Board in October 2012 and was updated on May 29, 2014. The Compensation Committee reviews and approves the Company’s overall compensation philosophy and determines base salaries and other forms of compensation to be paid to executive officers, including decisions as to cash incentive compensation, grants of options and other stock-based awards. The Compensation Committee is also responsible for making recommendations to the Board with respect to new compensation plans, including incentive compensation plans and equity-based plans. The Compensation Committee held seven meetings during fiscal 2016. During fiscal 2016, the members of the Compensation Committee were Messrs. Caracciolo (chair), Dockery, Gould, and Naydenov.

Nominating and Governance Committee

The Company’s Nominating and Governance Committee Charter was adopted by the Board on October 26, 2012. The Nominating and Governance Committee identifies individuals qualified to become members of the Board, makes recommendations to the Board with regard to the size and composition of the Board and committees thereof, and evaluates the Board and its members. The Nominating and Governance Committee also assists the Board in developing succession and continuity plans for principal officer positions. The Nominating and Governance Committee held two meetings during fiscal 2016. During fiscal 2016, the members of the Nominating and Governance Committee were Messrs. Dockery (chair), Caracciolo, Gould, and Naydenov and Dr. Montgomery.

The Nominating and Governance Committee does not have any specific, minimum qualifications for director candidates. In evaluating potential director nominees, the committee will consider:

•	Demonstration of ethical behavior;

•	Positions of leadership that demonstrate the ability to exercise sound judgment in a wide variety of matters;

•	The candidate’s ability to commit sufficient time to the position;

•	The candidate’s understanding of the Company’s business and operations; and

•	The need to satisfy independence requirements relating to Board composition.

The Nominating and Governance Committee relies on its annual evaluations of the Board in determining whether to recommend nomination of current directors for re-election. The Nominating and Governance Committee has not hired a third-party search firm to date, but has the authority to do so if it deems such action to be appropriate. It does not have a policy in place for considering diversity in identifying nominees for director.

The charter documents for the Company’s Audit Committee, Compensation Committee and Nominating and Governance Committee can be found on the Company’s website at www.cytodyn.com.

Director Compensation

During fiscal 2016, each director who was not an employee was entitled to receive: (i) $25,000 in annual compensation; (ii) additional annual cash retainers for committee chairs and committee members ranging from $2,500 to $15,000; (iii) an additional cash retainer of $15,000 for the Chairman of the Board; and (iv) an annual grant on June 1, 2014, of a non-qualified stock option covering 50,000 shares of Common Stock vesting in four equal quarterly installments. The compensation plan for directors during fiscal 2017 is the same as in fiscal 2016.

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director for services during fiscal 2016.

Name	Cash Fees	Stock Options(1)(2)	All Other Compensation(3)	Total
Denis R. Burger	$25,000	$77,099	$164,500	$266,599
Anthony D. Caracciolo	57,500	134,917	—	192,417
Carl C. Dockery	35,727	25,531	—	61,258
Gregory A. Gould	50,000	25,531	—	75,531
A. Bruce Montgomery	32,500	25,531	—	58,031
Jordan G. Naydenov	29,409	25,531	—	54,940
S. Michael Nobel (4)	12,500	23,596	—	36,096

(1)	Represents aggregate grant date fair value of options granted during fiscal 2016 pursuant to Black-Scholes valuation model.
(2)	Total number of shares covered by stock options held by each non-employee director at May 31, 2016, were as follows:

No. of Shares
Denis R. Burger	315,616
Anthony D. Caracciolo	536,543
Carl C. Dockery	83,973
Gregory A. Gould	300,000
A. Bruce Montgomery	133,836
Jordan G. Naydenov	225,000
S. Michael Nobel (4)	161,645

(3)	Represents consulting fees for Dr. Burger in a monthly amount of $10,000 from June 2015 through December 2015, increased to $20,000 a month on January 19, 2016 in connection with Dr. Burger’s appointment as Chief Science Officer.
(4)	Dr. Nobel elected not to stand for re-election as a director of the Company and, as of August 27, 2015, the date of the 2015 Annual Meeting, Dr. Nobel ceased serving as a director of the Company.

EXECUTIVE OFFICERS OF THE COMPANY

In addition to Dr. Pourhassan, whose background appears under “Proposal 1—Election of Directors,” Michael D. Mulholland, age 64, is an executive officer of the Company. The Board appointed Mr. Mulholland as Chief Financial Officer, Treasurer, and Corporate Secretary on December 13, 2012. Mr. Mulholland provides CytoDyn with more than 25 years of senior level financial leadership for public companies in the business services, retail and manufacturing industries. His broad experience includes strategic planning, corporate finance, including raising debt and equity capital, acquisitions, corporate restructurings, SEC reporting, risk management, investor relations and corporate governance matters. Mr. Mulholland has also collaborated with a leading European scientific inventor and IP counsel in connection with the evaluation of the patentability of certain biological compounds for potential applications to improve human health and the preparation of the related patent filings. Most recently, from 2011 to 2012, he served as Chief Financial Officer of Nautilus, Inc., a NYSE-listed developer and marketer of fitness equipment. He previously was Co-Chief Financial Officer of Corporation Management Advisors, Inc., a private holding company of various businesses and investments, including a majority interest in a publicly held manufacturing company, from 2010 to 2011; Vice President of Finance of Gevity HR, Inc., a former Nasdaq-listed professional employer organization, from 2008 to 2009; Chief Financial Officer and Secretary of Barrett Business Services, Inc., a Nasdaq-listed business services firm, from 1994 to 2008; and Executive Vice President, Chief Financial Officer and Secretary of Sprouse-Reitz Stores Inc., a former publicly held retail company, from 1988 to 1994. He began his career with Deloitte & Touche LLP. Mr. Mulholland received a B.S. degree in accounting and an M.B.A. in finance from the University of Oregon. He is a certified public accountant.

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Nader Z. Pourhassan,	2016	341,250	276,000	696,336	10,238	1,323,824
President and Chief Executive Officer (1)	2015	300,000	210,000	96,406	9,000	615,406

Michael D. Mulholland,	2016	262,500	152,750	414,932	7,875	838,057
Chief Financial Officer (2)	2015	239,583	101,823	72,304	7,188	420,898

(1)	Dr. Pourhassan served as Chief Operating Officer until June 30, 2011, when he ceased to be an executive officer and accepted a position as Managing Director of Business Development. Dr. Pourhassan was appointed interim President and Chief Executive Officer on September 10, 2012, and President and Chief Executive Officer in December 2012.
(2)	Mr. Mulholland was appointed as Chief Financial Officer effective December 13, 2012.
(3)	Bonuses for fiscal 2016 were paid in cash, with a partial payment in February, 2016 and the balance was paid in June, 2016. Bonuses for fiscal 2015 were paid in cash, with a partial payment in September 2015 and the balance paid in December 2015.
(4)	Option awards represent the grant date fair value of the awards pursuant to FASB ASC Topic 718, as described in Note 5 “Stock Options and Warrants” in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended May 31, 2016 , to which reference is hereby made. Figures for fiscal 2016 include additional compensation to extend the term of certain previously awarded options for an additional five years.
(5)	“All Other Compensation” represents the Company’s contributions to the CytoDyn Inc. 401(k) Profit Sharing Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding stock options awarded to each of the Company’s named executive officers as of May 31, 2016. No stock awards were outstanding at May 31, 2016.

Name	Number of securities underlying unexercised options/ exercisable	Number of securities underlying unexercised options/ unexercisable	Option exercise price ($)	Option expiration date
Nader Z. Pourhassan(1)	600,000	—	$0.80	05/31/2018
	133,333	66,667	$0.64	05/29/2019
	500,000	—	$2.00	07/31/2021
	54,545	—	$2.75	03/23/2022
		200,000	$0.90	6/30/2025
	325,000	325,000	$0.87	11/23/2025
	152,000	152,000	$0.75	1/4/2026

Michael D. Mulholland(2)	300,000	—	$0.80	05/31/2018
	100,000	50,000	$0.64	05/29/2019
	100,000	—	$1.40	12/13/2022
	—	150,000	$0.90	6/30/2025
	250,000	250,000	$0.87	11/23/2025

(1)	Options expiring in 2018 are fully vested. Options expiring in 2019 vest in three equal annual installments beginning on May 29, 2015. Options expiring in 2021 and 2022 are fully vested, of which 500,000 were due to expire in 2016, but the terms were extended by five years. Of the 2025 expirations, 650,000 vest based on milestones, of which 50% are fully vested and the remainder may vest in 2017. The remaining 2025 expirations vest in three equal annual installments beginning on June 30, 2016. Of the 2026 expirations, 304,000 vest based on milestones, of which 50% are fully vested and the remainder may vest in 2017. The remaining 2026 expirations vest in three equal annual installments beginning on June 1, 2107. In connection with fiscal 2016 performance, an option covering 600,000 shares with an exercise price of $1.09 per share was granted on June 1, 2016. Options covering 125,000 shares, at an exercise price of $1.80, expired during fiscal 2016.
(2)

Options expiring in 2018 are fully vested. Options expiring in 2019 vest in three equal annual installments beginning May 29, 2015. Options expiring in 2022 are fully vested and were due to expire in 2017, but the terms were extended by five years. Of the 2025 expirations, 500,000 vest based on milestones, of which 50% are fully vested and the remainder may vest in 2017. The remaining 2025 expirations vest in three equal annual installments beginning on June 30, 2016. In connection with fiscal 2016 performance, an option covering 300,000 shares with an exercise price of $1.09 per share was granted on June 1, 2016 and vests in three equal annual installments beginning on June 1, 2017.

The following table sets forth information regarding outstanding options and rights and shares reserved for future issuance under the Company’s existing equity compensation plans as of May 31, 2016.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	(Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders (1)	7,090,158	$1.13	2,000,930
Equity compensation plans not approved by stockholders (2)	2,515,000	$1.06	—

Total	9,605,158	$1.11	2,000,930

(1)	Represents outstanding stock options granted to current or former employees and directors of the Company pursuant to its 2004 Stock Incentive Plan and 2012 Equity Incentive Plan. Excludes an aggregate of 1,250,000 stock options granted to employees and directors of the Company pursuant to the 2012 Equity Incentive Plan since May 31, 2016.
(2)	Represents outstanding stock options and warrants issued by the Company as consideration for (i) services in connection with previous private placements of the Company’s debt and equity securities, (ii) certain consulting or advisory services provided to the Company by independent contractors, and (iii) the release of certain claims relating to services provided or alleged to have been provided to the Company, as well as outstanding stock options granted prior to the adoption or outside of the provisions of the 2004 Stock Incentive Plan to certain of the Company’s current or former employees and directors as compensation for their services.

ADDITIONAL COMPENSATION INFORMATION

Employee Pension, Profit Sharing or Other Retirement Plans

Effective January 1, 2010, the Company adopted a profit sharing plan, qualifying under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”) and covering substantially all employees. The Company makes a “safe harbor” contribution of 3% of the participant’s salary in order to maintain regulatory compliance of the 401(k) Plan. The Company does not have any other defined benefit pension plan, profit sharing or retirement plan.

Employment Agreements

On January 6, 2015, the Company entered into employment agreements with Dr. Pourhassan and Mr. Mulholland (together, the “Employment Agreements”). The Employment Agreements provide for indefinite terms of employment, until terminated by either party pursuant to the terms of the Employment Agreements.

The Employment Agreements provide for (i) an annual base salary of $325,000 for Dr. Pourhassan and $250,000 for Mr. Mulholland, (ii) a target annual bonus payable in cash or, at the discretion of the Board, 50% in cash and in 50% in Common Stock, for Dr. Pourhassan equal to one-hundred percent (100%) of base salary and fifty percent (50%) for Mr. Mulholland, subject to achievement of certain performance objectives, and (iii) an annual supplemental bonus for Dr. Pourhassan, subject to the sole discretion of the Board, in an amount to be determined by the Board.

PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

In the event the Company terminates either Dr. Pourhassan’s or Mr. Mulholland’s employment without cause, as defined in the Employment Agreements, and subject to execution of a release of claims, the Employment Agreements provide for (i) payments equal to the sum of twelve months of base salary (except that such amount shall not be payable if, as of the effective time of Dr. Pourhassan’s or Mr. Mulholland’s termination, as applicable, the Board determines either that the Company has less than $4.0 million in cash-on-hand, or that the worth of the Company, defined as the total assets of the Company less the total liabilities of the Company, is less than $5.0 million), and (ii) all stock options and other awards that Dr. Pourhassan or Mr. Mulholland may have shall vest and (if applicable) become immediately exercisable.

In the event the Company terminates Dr. Pourhassan’s or Mr. Mulholland’s employment without cause, or Dr. Pourhassan or Mr. Mulholland resigns for good reason, as defined in the Employment Agreements, within twelve months following a change in control, as defined in the Employment Agreements, and subject to execution of a release of claims, the Employment Agreements provide for (i) payments equal to the sum of eighteen months of base salary (in lieu of, and not in addition to, the twelve months’ base salary that may be payable upon a termination without cause not within twelve months following a change in control), and (ii) all stock options and other awards that Dr. Pourhassan or Mr. Mulholland may have shall vest and (if applicable) become immediately exercisable.

Employee stock options granted after December 1, 2012, vest in full automatically when a change in control occurs; employee stock options granted before December 1, 2012, will vest in full if the Compensation Committee so decides on or before the date a change in control occurs.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, officers and beneficial owners of more than 10 percent of the Company’s Common Stock (a “10% Stockholder”) to file reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based on a review of those reports, all Section 16 reporting persons complied with all applicable Section 16(a) filing requirements during the fiscal year ended May 31, 2016.

RELATED PERSON TRANSACTIONS

AVCP Notes and Warrants

The Company issued, on September 26, 2014, a two-year term unsecured convertible promissory note (the “September 2014 Note”) in the aggregate principal amount of $2,000,000 to Alpha Venture Capital Partners, L.P. (“AVCP”). The September 2014 Note bore interest at the annual rate of 5%. The principal balance of the September 2014 Note was due and payable in full on September 26, 2016, subject to acceleration of payment in the event of default. The principal amount of the September 2014 Note plus unpaid accrued interest was convertible at the election of the holder into shares of Common Stock at any time prior to maturity at an initial conversion price of $1.00 per share. The conversion price was subject to (i) adjustment for stock splits and similar corporate events and (ii) reduction to a price per share equal to10% below the lowest sale price below $.9444 per share, for shares of Common Stock sold in any future securities offerings, including sales to AVCP and its affiliates.

The Company issued on February 6, 2015, a short-term unsecured convertible promissory note (the “February 2015 Note”, and with the September 2014 Note, the “AVCP Notes”) in the aggregate principal amount of $1,500,000 to an affiliate of AVCP. The principal amount of the February 2015 Note plus unpaid accrued interest was convertible at the election of the holder into shares of Common Stock at any time prior to maturity at an initial conversion price of $1.00 per share. The February 2014 Note bore simple interest of 1.2% per month, payable at maturity on August 5, 2015. The conversion price was subject to (i) adjustment for stock splits and similar corporate events and (ii) reduction to a price per share equal to 10% below the lowest sale price below $.9444 per share, for shares of Common Stock sold in any future securities offerings, including sales to AVCP and its affiliates.

In connection with the two AVCP Notes, the Company issued warrants to AVCP covering 250,000 and 75,000 shares of Common Stock exercisable at a price of $0.50 per share on September 26, 2014 and February 6, 2015, respectively. The warrants are currently exercisable in full, include a cashless exercise feature, and will expire on December 31, 2019 and February 28, 2020, respectively.

As a result of the completion in May 2015 of a private placement of $4 million of short-term convertible notes that are convertible for less than $.9444 per share, the conversion rate of the two AVCP Notes was reduced from $1.00 per share to $0.675 per share.

On June 23, 2015, the Company, AVCP and Alpha Venture Capital Management, LLC entered into a Debt Conversion and Termination Agreement, pursuant to which (i) AVCP agreed to convert the $3,535,627.15 in aggregate indebtedness owed to AVCP as of June 23, 2015 under the AVCP Notes in exchange for 5,237,966 shares of Common Stock; (ii) subject to such conversion, the Company agreed to issue to AVCP an additional five-year warrant to purchase 1,000,000 shares of Common Stock at an exercise price of $0.675 per share and (iii) subject to AVCP’s receipt of such shares of Common Stock and warrant, the parties agreed to terminate certain subscription and investor rights agreements among them and discharge each other from all claims and obligations relating to the AVCP Notes and /or such agreements.

Mr. Dockery is President of Alpha Advisors, LLC, the investment advisor to AVCP and its affiliates.

Stock Options

Since the end of the fiscal year ended May 31, 2016, the Company has granted certain options to executive officers and directors, as follows:

•	On June 1, 2016, the Company made its annual grant to each director of non-qualified stock options covering 50,000 shares of Common Stock each, at an exercise price of $1.09 per share. The options vest in four equal quarterly installments and terminate on June 1, 2026.

•	On June 1, 2016, the Company granted Dr. Pourhassan and Mr. Mulholland options to purchase 600,000 and 300,000 shares of Common Stock, respectively, at an exercise price of $1.09 per share. The options vest annually over three years and terminate on June 30, 2026.

Consulting Agreement

On January 19, 2016, the Company entered into an amendment to its existing Consulting Agreement with Dr. Burger, dated February 21, 2014, as amended November 3, 2014 (the “Consulting Agreement”). As amended, the Consulting Agreement names Dr. Burger, who is currently a member of the Board, to a none-executive position as Chief Science Officer and provides for the payment to Dr. Burger of $20,000 per month, in cash, as compensation for his advice to executive management regarding scientific, strategic and operational issues, including during regular in-person meetings. The amendment was approved by the Audit Committee of the Board.

STOCK OWNERSHIP BY PRINCIPAL STOCKHOLDERS, DIRECTORS

AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of Common Stock as of June 30, 2016, by (i) each person or entity who is known by the Company to own beneficially more than 5 percent of the outstanding shares of Common Stock, (ii) each director and director nominee, (iii) each of executive officer, and (iv) all current directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Total (2) (3)
Owners of more than 5 percent:
Alpha Venture Capital Partners, L.P.	9,847,359	(4)	7.8

Directors and Executive Officers:
Carl C. Dockery	9,943,832	(4)	7.8
Jordan G. Naydenov	5,584,742	(5)	4.5
Nader Z. Pourhassan	1,892,351	(6)	1.5
Michael D. Mulholland	826,043	(7)	*
Anthony D. Caracciolo	611,179	(8)	*
Gregory A. Gould	331,676	(9)	*
Denis R. Burger	228,116	(10)	*
A. Bruce Montgomery	146,336	(10)	*
All Current Directors and Executive Officers as a Group (8 persons)	19,564,275		14.9

*	Less than 1% of the outstanding shares of Common Stock.
(1)	Unless otherwise indicated, the business address of each current director and executive officer is c/o CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660.
(2)	Beneficial ownership includes shares of Common Stock as to which a person or group has sole or shared voting power or investment power. Shares of Common Stock subject to options and warrants that are exercisable currently or within 60 days of June 30, 2016, are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person or group holding such options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person.
(3)	Percentages are based on 124,534,105 shares of Common Stock outstanding as of June 30, 2016.
(4)	Carl C. Dockery, as the manager of the General Partner of Alpha Venture Capital Partners, L.P., has voting and dispositive power over these shares, which include (i) 230,769 shares of Common Stock directly held by Alpha Ventures Capital Fund, L.P.; (ii) 7,243,740 shares of Common Stock directly held by Alpha Ventures Capital Partners, L.P.; (iii) warrants held by Alpha Ventures Capital Partners, L.P. that are exercisable for 2,372,850 shares of Common Stock; and (iv) 96,473 shares of Common Stock subject to options held by Mr. Dockery and not included in the totals for Alpha Venture Capital Partners, L.P.
(5)	Includes: (i) 5,097,242 shares of Common Stock directly held by Mr. Naydenov; (ii) 237,500 shares of Common Stock subject to option and (iii) a warrant covering 250,000 shares of Common Stock.
(6)	Includes: (i) 60,056 shares of Common Stock directly held by Dr. Pourhassan; (ii) 750 shares of Common Stock held in a retirement portfolio; and (iv) 1,831,545 shares of Common Stock subject to options held by Dr. Pourhassan. Excludes 477,000 shares of Common Stock subject to options that vest depending on the achievement of certain strategic milestones specified by the Board and in the relevant award agreements and excludes an option granted on June 1, 2016 covering 600,000 shares of Common Stock, which does not commence vesting until June 1, 2017.
(7)	Includes: 26,043 shares of Common Stock directly held by Mr. Mulholland; and 800,000 shares of Common Stock subject to options. Excludes 250,000 shares of Common Stock subject to options that vest depending on the achievement of certain strategic milestones specified by the Board in the relevant award agreement and excludes an option granted on June 1, 2016 covering 300,000 shares of Common Stock, which does not commence vesting until June 1, 2017.
(8)	Includes: 62,136 shares of Common Stock directly held by Mr. Caracciolo; and 549,043 shares of Common Stock subject to options.
(9)	Includes: 19,176 shares of Common Stock directly held by Mr. Gould; and 312,500 shares of Common Stock subject to options.
(10)	Represents shares of Common Stock subject to options.

PROPOSAL 2

PROPOSAL TO INCREASE THE COMPANY’S AUTHORIZED CAPITAL

TO 350,000,000 SHARES OF COMMON STOCK

The Board believes it is in the best interest of the Company to increase the number of shares of Common Stock authorized for issuance by 100,000,000 shares of Common Stock, bringing the total number of shares of Common Stock authorized to 350,000,000 shares. These shares do not offer any preemptive rights. The text of the proposed amendment to the Certificate of Incorporation is attached hereto as Exhibit A. This proposal to increase the number of shares of Common Stock authorized for issuance, if approved at the Annual Meeting, will become effective and the Company’s number of shares of authorized Common Stock will be increased to 350,000,000 shares upon the filing of the certificate of amendment with the Secretary of State of Delaware. The following discussion is qualified in its entirety by the full text of the certificate of amendment, which is incorporated herein by reference.

Reasons for the Increase

The Board believes that it is desirable to have additional authorized shares of Common Stock available for possible future financings, acquisition transactions, joint ventures and other general corporate purposes. The Board believes that having such additional authorized shares of Common Stock available for issuance in the future will give the Company greater flexibility and may allow such shares to be issued without the expense and delay of a special stockholders’ meeting unless such approval is expressly required by applicable law. Although such issuance of additional shares with respect to future financings and acquisitions would dilute existing stockholders, management believes that such transactions would increase the overall value of the Company to its stockholders. There are certain advantages and disadvantages of an increase in authorized Common Stock. The advantages include:

•	The ability to raise capital by issuing capital stock under the type of transactions described above, or other financing transactions.

•	To have shares of Common Stock available to pursue business expansion opportunities, if any.

The disadvantages include:

•	The issuance of authorized but unissued stock could be used to deter a potential takeover of the Company that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the Board’s desires. A takeover may be beneficial to independent stockholders because, among other reasons, a potential suitor may offer such stockholders a premium for their shares of stock compared to the then-existing market price. The Company does not have any plans or proposals to adopt provisions or enter into agreements that may have material anti-takeover consequences.

•	Stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of Common Stock that may be issued in the future, and therefore, future issuances of Common Stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of existing stockholders of the Company.

•	The additional shares of Common Stock for which authorization is sought in this proposal would be part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding.

The Company intends to use the proceeds from any future capital raises for general corporate purposes. However, the Company has no arrangements, agreements, or understandings in place at the present time for the issuance or use of the additional shares of Common Stock to be authorized by the proposed Certificate Amendment. The Board does not intend to issue any Common Stock or securities convertible into Common Stock except on terms that the Board deems to be in the best interests of the Company and its stockholders.

Although an increase in the authorized shares of Common Stock could, under certain circumstances, have an anti-takeover effect, this proposal to adopt the amendment is not in response to any effort of which the Company is aware to accumulate Common Stock or obtain control of the Company. Nor is it part of a plan by management to recommend a series of similar amendments to the Board and stockholders.

If the Company’s stockholders do not approve the increase in authorized shares of Common Stock, then the Company will not be able to increase the total number of authorized shares of Common Stock from 250,000,000 to 350,000,000, and therefore, the Company will be limited in its ability to use shares of Common Stock for financing, acquisitions or other general corporate purposes. As of June 30, 2016, the Company only had 59,185,163 shares of Common Stock authorized and unreserved for issuance, which would be available for such purposes.

Concurrent Approval of Reverse Stock Split

Concurrently with the approval of the increase in authorized shares of Common Stock, the Company’s stockholders are also being asked to approve a reverse stock split at a ratio of any whole number between one-for-two and one-for-eight, as determined by the Board, and an amendment to the Company’s Certificate of Incorporation to implement the reverse stock split at any time before August 24, 2017, if and as determined by the Board (see Proposal 3).

If effectuated, a reverse stock split would reduce, on a proportionate basis for each stockholder, the aggregate number of shares of Common Stock outstanding without reducing the total number of shares of Common Stock authorized for issuance, whether or not such number remains at 250,000,000 or is increased to 350,000,000 by this proposal. As a result, if a reverse stock split were effectuated, the Company would have additional authorized shares available for future issuance without stockholder approval. Any such future issuance of Common Stock could, depending on the circumstances, be used to deter a potential takeover or have a further dilutive effect on the earnings per share, voting power and other interests of existing stockholders.

The current proposal to increase the number of authorized shares of Common Stock to 350,000,000 has no bearing on the Board’s ability to effect a reverse stock split, if concurrently authorized by stockholders pursuant to Proposal 3 below. The Board’s determination as to whether to effect a reverse stock split and, if so, at what ratio, would be based on the same factors reported in Proposal 3 below.

Approval Required

Pursuant to the Delaware General Corporation Law, this proposal must be approved by the affirmative vote of a majority of the outstanding shares of Common Stock of the Company entitled to vote on the proposal. Abstentions and broker non-votes with respect to this proposal will be counted for purposes of establishing a quorum and, if a quorum is present, will have the same practical effect as a vote against this proposal.

The Board recommends that the stockholders vote FOR the proposal to increase in the Company’s authorized capital to 350,000,000 shares of Common Stock.

PROPOSAL 3

APPROVAL OF A REVERSE STOCK SPLIT

General

The Board has adopted a resolution approving and recommending to the Company’s stockholders for their approval a proposal to amend its certificate of incorporation to effect a reverse split of outstanding shares of Common Stock within the ranges described below, with the exact reverse split ratio to be decided and publicly announced by the Board prior to the effective time of the amendment to the Company’s Certificate of Incorporation. If the stockholders approve this Proposal 3, the Board will have the authority to decide, at any time prior August 24, 2017, whether to implement the reverse stock split and the precise ratio of the reverse stock split within the ranges described below.

The Board is asking stockholders to approve a reverse split of the Company’s Common Stock and grant to the Board the authority to set the ratio for the reverse split at either one-for-two, one-for-three, one-for-four, one-for-five, one-for-six, one-for-seven or one-for-eight (the “Reverse Stock Split”), or not to complete the Reverse Stock Split, as determined in the discretion of the Board at any time before August 24, 2017. If the proposal is approved by stockholders, the Board will have authority to effect the Reserve Stock Split if and at such time as it determines to be appropriate. The principal effect of the Reverse Stock Split would be to decrease the outstanding number of shares of Common Stock, while maintaining the authorized number of shares at its current level.

Pursuant to a proposal that was previously approved by the Company’s stockholders at the 2015 annual meeting, the Board currently has the authority to complete a reverse stock split at the same range of ratios as would be applicable for the Reverse Stock Split under this proposal. However, the authority previously granted to the Board is scheduled to expire on August 27, 2016. By this proposal, therefore, the Board is effectively requesting an extension of its previously granted authority, to complete the Reverse Stock Split through August 24, 2017.

The Board is asking that stockholders approve a range of exchange ratios for the Reverse Stock Split because it is not possible at this time to predict market conditions at the time the split would be implemented. If stockholders approve the proposal for the Reverse Stock Split at the Annual Meeting, the Board will be authorized to implement a reverse stock split at a ratio of any whole number between one-for-two and one-for-eight, or to abandon the split, as determined at the discretion of the Board. The Board will set the ratio for the Reverse Stock Split or abandon the Reverse Stock Split as it determines is advisable considering relevant market conditions at the time the reverse split is to be implemented or abandoned.

To implement the Reverse Stock Split, the Company would, at a meeting of the Board or by written consent in lieu of a meeting, resolve to effect the Reverse Stock Split, and the number of issued and outstanding shares of Common Stock would thereby be reduced by a ratio of one share for every two, three, four, five, six, seven or eight shares outstanding, depending on the ratio chosen by the Board. If the Board decides to implement the reverse stock split, the reverse stock split will become effective upon the filing of an amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware. The form of the certificate of amendment to accomplish the reverse stock split is attached to this proxy statement as Exhibit B. The following discussion is qualified in its entirety by the full text of the certificate of amendment, which is incorporated herein by reference.

Purpose

The Board is proposing the Reverse Stock Split in an effort to decrease the number of shares of Common Stock outstanding and increase the market price of its shares, in anticipation of a potential listing of the Common Stock on a national securities exchange. The Board is also seeking to reduce certain administrative burdens and costs relating to the large number of shares that are currently issued and outstanding.

The primary reason for seeking to effect the Reverse Stock Split is that the Reverse Stock Split could better enable the Company to move toward an eventual listing of our stock on the NYSE MKT, the Nasdaq Capital Market or another national securities exchange. The Company’s Common Stock is currently quoted on the OTCQB market. Alternative markets like the OTCQB market are generally considered to be less efficient and not as widely followed as other national securities exchanges, and the Board believes listing on a national securities exchange will help support and maintain stock liquidity and company recognition for its stockholders. The Board believes that the Reverse Stock Split will enhance the Company’s ability to obtain an initial listing on such a national securities exchange. The NYSE MKT requires, among other items, an initial bid price of at least $2.00 per share. The NASDAQ Capital Market requires, among other items, an initial bid price of least $4.00 per share and, following initial listing, maintenance of a continued price of at least $1.00 per share. As of June 30, 2016, the closing stock price of Common Stock was $1.06 per share, and the 52-week high price was $1.57. Reducing the number of outstanding shares of the Common Stock should, absent other factors, increase the per share market price of the Common Stock, helping the Company move toward satisfying the minimum bid price listing standards of such national securities exchanges; although the Company cannot provide any assurance that the minimum bid price would continue to be achieved following any Reverse Stock Split.

The SEC has rules governing “penny stock” that impose additional burdens on broker-dealers trading in stock priced at or below $5.00 per share, unless listed on certain securities exchanges. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could be limiting the market price and liquidity of the Common Stock.

In addition, certain brokerage firms have internal practices and policies that discourage individual brokers from dealing in stocks trading below a particular dollar level. Further, since the brokerage commissions on stock with a low trading price generally represent a higher percentage of the stock price than commissions on higher priced stock, investors in stocks with a low trading price pay transaction costs (commissions, markups, or markdowns) at a higher percentage of their total share value, which may limit the willingness of individual investors and institutions to purchase Common Stock. The Board also believes that certain institutional investors, such as mutual funds or pension plans, have policies or procedures that discourage or prohibit acquisitions of shares priced at less than $5.00 per share, making shares of Common Stock less attractive. Each of these factors could weaken the market for the Company’s Common Stock.

Reducing the number of outstanding shares of Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of Common Stock. However, other factors, such as financial results and market conditions, may adversely affect the market price of Common Stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of Common Stock will increase proportionately following the Reverse Stock Split, or that the market price of Common Stock will not decrease in the future. Accordingly, the total market capitalization of Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split. Additionally, if implemented, the Reverse Stock Split may result in some stockholders owning “odd-lots” of less than 100 shares of Common Stock, particularly as the ratio for the Reverse Stock Split increases. Brokerage commissions and other costs of transactions in odd-lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

The Board will not decrease the authorized Common Stock in connection with the Reverse Stock Split, which will result in a significant increase in the availability of authorized shares of Common Stock. Any additional Common Stock so authorized will be available for issuance by the Board for stock splits or stock dividends, acquisitions, raising additional capital, conversion of debt into equity, exercise of stock options or other corporate purposes, and any such issuances may be dilutive to current stockholders.

Other than as disclosed in this proxy statement, the Company has no other specific plans, arrangements or understandings regarding the issuance of shares of Common Stock that may become available for issuance as a result of implementation of the Reverse Stock Split if Proposal 3 is approved by the Company’s stockholders at the Annual Meeting.

Effects of the Reverse Stock Split

To implement the Reverse Stock Split, the Company would, at a meeting of the Board or by written consent in lieu of a meeting, resolve to effect the Reverse Stock Split. Upon such resolution and without further action on the part of the Company’s stockholders, the shares of Common Stock held by stockholders of record as of the effective time of such resolution would be converted into the number of shares of Common Stock (the “New Common Stock”) calculated based on the reverse split ratio determined and approved by the Board pursuant to such resolution. The Company will issue cash in lieu of any fractional shares left after the Reverse Stock Split has been effected.

For example, if a stockholder presently holds 100 shares of Common Stock, he or she would hold 50 shares following a one-for-two split, 33 shares following a one-for-three split, 25 shares following a one-for-four split, 20 shares following a one-for-five split, 16 shares following a one-for-six split, 14 shares following a one-for-seven split, or 12 shares following a one-for-eight split. No fractional shares or script would be issued. Each stockholder who would otherwise be entitled to a fraction of a share would receive a cash payment for such share based on the average closing price of a share of Common Stock on the OTCQB of the OTC Markets marketplace or other securities trading market on which it is traded for the five trading days immediately preceding the effective date of the Reverse Stock Split.

The following table contains approximate information relating to the Company’s Common Stock if (i) the Reverse Stock Split is implemented at a ratio of (i) one-for-two, (ii) one-for-five and (iii) one-for-eight, in each case based on share information as of close of business on June 30, 2016, excluding the potential effects of any increase in the authorized shares of Common Stock from 250,000,000 to 350,000,000 pursuant to Proposal 2 above:

	Shares Issued and Outstanding(1)	Shares Authorized and Reserved for Issuance(1)(2)	Shares Authorized and Unreserved for Issuance(1)	Total Authorized(1)
As of June 30, 2016	124,534,105	66,280,732	59,185,163	250,000,000
1-for-2 Reverse Split	62,267,052	33,140,366	154,592,582	250,000,000
1-for-5 Reverse Split	24,906,821	13,256,146	211,837,033	250,000,000
1-for-8 Reverse Split	15,566,763	8,285,091	226,148,146	250,000,000

(1)	These estimates do not reflect the potential effects of (i) any increase in the authorized shares of Common Stock from 250,000,000 to 350,000,000, pursuant to Proposal 2 above or (ii) rounding down for fractional shares that may result from the reverse stock split.
(2)	Includes (i) 55,775,496 shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $0.80, as of June 30, 2016; (ii) 8,495,158 shares issuable upon the exercise of outstanding options under the 2004 Stock Incentive Plan and under the 2012 Equity Incentive Plan, at a weighted average exercise price of $1.10, as of June 30, 2016; (iii) 750,930 shares reserved for future issuance under the 2012 Equity Incentive Plan; and (iv) 1,259,148 shares reserved for future issuance upon the conversion of 95,100 shares outstanding of Series B Convertible Preferred Stock, with a conversion ratio of one share of Series B for 10 shares of Common Stock, plus undeclared dividends thereon in the form of Common Stock. Does not include any shares issued in private transactions and currently outstanding, or any shares of common stock issuable upon the exercise of warrants issued in private transactions, since June 30, 2016.

All outstanding stock options, warrants and convertible securities will be adjusted to reduce the number of shares to be issued upon exercise or conversion of such options, warrants or convertible securities, and increase the exercise or conversion price thereof, proportionately. Accordingly, following the Reverse Stock Split, the outstanding Series B Convertible Preferred Stock will be convertible into a proportionately fewer number of shares of Common Stock. Also, the Company has a total of 7,000,000 shares authorized for issuance under its 2012 Equity Incentive Plan (the “Plan”), of which 750,930 shares remain available for future awards. When the reverse split becomes effective, the number of shares reserved for issuance under the Plan will be proportionately decreased as well.

As of June 30, 2016, there were approximately 570 holders of record of Common Stock (although there are significantly more beneficial holders). The Company does not expect the Reverse Stock Split to result in a significant reduction in the number of record holders.

Board Discretion to Implement the Reverse Stock Split

If this proposal is approved by the stockholders, the Reverse Stock Split will be effected, if at all, only upon a determination by the Board that a reverse stock split (at a ratio determined by the Board as described above) is in the best interests of the Company and its stockholders. The Board’s determination as to whether the Reverse Stock Split will be effected and, if so, at what ratio, will be based upon certain factors, including existing and expected marketability and liquidity of the Company’s Common Stock, prevailing market conditions, and the likely effect on the market price of the Common Stock. If the Board determines to effect the Reverse Stock Split, the Board will consider various factors in selecting the ratio, including the overall market conditions at the time, the effect of a particular ratio on the market for the Company’s Common Stock, the Company’s ability to obtain an initial listing on a national securities exchange and the recent trading history of the Common Stock.

Exchange of Stock Certificates; Fractional Shares

As soon as practicable after the effective time of the Reverse Stock Split, the Company, or its transfer agent, will send a letter to each stockholder of record for use in transmitting certificates representing shares of Common Stock (“Old Certificates”) to the Company’s transfer agent, Computershare (the “Exchange Agent”). The letter of transmittal will contain instructions for the surrender of Old Certificates to the Exchange Agent in exchange for certificates representing the appropriate number of whole shares of New Common Stock and a cash payment in lieu of any fractional share. No new certificates will be issued to a stockholder until such Old Certificates are surrendered, together with a properly completed and executed letter of transmittal, to the Exchange Agent.

Stockholders will then receive a new certificate or certificates representing the number of whole shares of New Common Stock into which their shares of Common Stock have been converted as a result of the Reverse Stock Split. Until surrendered, outstanding stock certificates held by stockholders will be deemed for all purposes to represent the number of whole shares of New Common Stock to which such stockholders are entitled as a result of the Reverse Stock Split. Stockholders should not send their Old Certificates to the Exchange Agent until they have received the letter of transmittal. All expenses of the exchange of certificates will be borne by the Company.

The Company intends to treat shares held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial or “street name” holders. However, these banks, brokers or other nominees may have different procedures for processing the Reverse Stock Split and making payment for fractional shares. Stockholders holding shares of Common Stock with a bank, broker or other nominee should contact their bank, broker or other nominee with any questions in this regard.

No Appraisal Rights

Under the Delaware General Corporation Law, stockholders are not entitled to dissenters’ rights with respect to the proposed amendment to the Company’s Certificate of Incorporation to effect the Reverse Stock Split, and the Company will not independently provide stockholders with any such right.

No Going Private Transaction

Notwithstanding the change in the number of outstanding shares following the Reverse Stock Split, the Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Interests of Certain Persons in the Proposal

Certain of the Company’s officers and directors have an interest in Proposal No. 3 as a result of their ownership of shares of Common Stock. However, we do not believe that such officers or directors have interests in Proposal No. 3 that are different from or greater than those of any other stockholders.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a general summary of material U.S. federal income tax consequences of the Reverse Stock Split that may be relevant to U.S. Holders (as defined below) of Common Stock, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed federal income tax regulations, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of Common Stock. The Company has not sought and will not seek an opinion of counsel or any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the Reverse Stock Split.

This discussion is limited to holders that hold Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences that may be applicable to holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax law, including, without limitation:

•	persons that are not U.S. Holders (as defined below);

•	persons subject to the alternative minimum tax;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell Common Stock under the constructive sale provisions of the Code;

•	persons who hold or receive Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. HOLDERS OF COMMON STOCK ARE STRONGLY URGED TO CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE REVERSE STOCK SPLIT IN LIGHT OF ITS

PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER STATE, LOCAL, OR FOREIGN INCOME OR OTHER TAX LAW.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Common Stock that for U.S. federal income tax purposes is or is treated as: (1) an individual who is a citizen or resident of the United States; (2) a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust that (a) is subject to the primary supervision of a U.S. court and the control of one of more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

The Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder generally should not recognize gain or loss upon the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of Common Stock, as discussed below. A U.S. Holder’s aggregate tax basis in the shares of Common Stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of Common Stock surrendered and such U.S. Holder’s holding period in the shares of Common Stock received should include the holding period in the shares of Common Stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Common Stock surrendered to the shares of Common Stock received pursuant to the Reverse Stock Split. Holders of shares of Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

In general, a U.S. Holder that receives cash in lieu of a fractional share of Common Stock pursuant to the Reverse Stock Split will recognize gain or loss based upon the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of Common Stock surrendered that is allocated to such fractional share as set forth above, as if such fractional shares were distributed as part of the Reverse Stock Split and then redeemed, subject to the provisions and limitations of section 302 of the Code (including, without limitation, certain attribution rules that could result in the cash payment being treated as a dividend). The gain or loss will constitute a capital gain or loss and will constitute long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year as of the effective time of the Reverse Stock Split.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at a rate of 28%) may apply to holders who receive cash in lieu of a fractional share of Common Stock pursuant to the Reverse Stock Split. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 or (2) any holder that otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption Approval Required.

Pursuant to the Delaware General Corporation Law, this proposal must be approved by the affirmative vote of a majority of the outstanding shares of Common Stock of the Company entitled to vote on the proposal. Abstentions and broker non-votes with respect to this proposal will be counted for purposes of establishing a quorum and, if a quorum is present, will have the same practical effect as a vote against this proposal.

The Board recommends that stockholders vote FOR the proposal to approve the Reverse Stock Split at a ratio of any whole number between one-for-two and one-for-eight, as determined by the Board, at any time before August 24, 2017, if and as determined by the Board.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Warren Averett, LLC as the Company’s independent registered public accounting firm to examine the financial statements of the Company for the fiscal year ending May 31, 2017. Although the selection of independent auditors is not required to be submitted to a stockholder vote by the Company’s governance documents or applicable law, the Board has decided to ask the stockholders to ratify the selection. If the stockholder do not approve the selection of Warren Averett, the Audit Committee will reconsider its selection.

Provided that a quorum is present, this proposal will be approved if the number of shares voted in favor of the proposal exceeds the number of shares voted against. Shares that are not represented at the Annual Meeting, shares that abstain from voting on this proposal, and broker non-votes will have no effect on the outcome of the voting on this proposal.

The Board recommends that stockholders vote FOR ratification of the selection of Warren Averett, LLC as the Company’s independent registered public accounting firm for fiscal 2017.

PROPOSAL 5

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) included a provision that requires public companies to hold an advisory stockholder vote to approve or disapprove the compensation of their named executive officers. The Dodd-Frank Act also included a provision providing stockholders of a public company the opportunity to vote, on an advisory basis, on how frequently they would like the company to hold an advisory vote on the compensation of executive officers. At the 2013 annual meeting, the Company’s stockholders approved the Board’s recommendation that an advisory vote on executive compensation be conducted annually. Accordingly, the Company is conducting an advisory vote to approve the compensation of the Company’s executive officers again this year.

A detailed description of the compensation paid to executive officers is included in this proxy statement under the heading “Executive Compensation” in accordance with the SEC’s rules.

The Company’s philosophy is that executive compensation should align with stockholders’ interests, without encouraging excessive and unnecessary risk. During fiscal 2016, the main components of executive compensation, as shown in the Summary Compensation Table in this proxy statement, included (i) base salary, (ii) bonus based on the Compensation Committee’s assessment of each executive officer’s performance in achieving corporate and individual goals, and (iii) employee stock options. This vote is intended to consider the overall compensation of executive officers and the policies and practices described in this proxy statement.

This vote is advisory and therefore not binding on the Company, the Compensation Committee, or the Board. The Board and the Compensation Committee value the opinions of stockholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board unanimously recommends that you vote, on an advisory basis, FOR the following resolution:

“RESOLVED, that the compensation paid to named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K adopted by the SEC, including the executive compensation tables and accompanying footnotes and narrative discussion, is hereby approved.”

The above-referenced disclosures appear under the heading “Executive Compensation” in this proxy statement.

Provided that a quorum is present, this proposal will be approved if the number of shares voted in favor of the proposal exceeds the number of shares voted against. Shares that are not represented at the Annual Meeting, shares that abstain from voting on this proposal, and broker non-votes will have no effect on the outcome of the voting on this proposal.

MATTERS RELATING TO THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Warren Averett, LLC (“Warren Averett”) was the Company’s independent registered public accounting firm with respect to its audited financial statements for the fiscal year ended May 31, 2016. Representatives of Warren Averett are not expected to be present at the Annual Meeting.

Board Pre-Approval Process, Policies and Procedures

The Audit Committee pre-approves all engagements for audit and non-audit services provided by the Company’s independent registered public accounting firm. Warren Averett performed its audit procedures in accordance with the Audit Committee’s policies and procedures. Warren Averett informed the Audit Committee of the scope and nature of each service provided. No services were provided by Warren Averett during fiscal 2015 or fiscal 2016 other than audit, review, or attest services.

Fees Paid to Principal Independent Registered Public Accounting Firm

The aggregate fees billed during the fiscal years ended May 31, 2016 and 2015 for professional services rendered by Warren Averett for: (1) Audit Fees (the audit of the financial statements included in the Company’s annual reports on Form 10-K and for the review of the interim consolidated financial statements included in the Company’s quarterly reports on Form 10-Q) were approximately $110,000 and $124,000, respectively; (2) Audit-Related Fees (review of the Company’s Registration Statements on Form S-1, related accountants’ consent and other matters) were $15,000 and $2,200, respectively; and (3) income tax compliance, including tax return preparation fees of $4,500 and $27,000, respectively.

AUDIT COMMITTEE REPORT

The Audit Committee met with management and the Company’s independent auditors, Warren Averett, to review the Company’s accounting functions and the audit process and to review and discuss the audited financial statements for the fiscal year ended May 31, 2016. The Audit Committee discussed and reviewed with Warren Averett the matters required to be discussed by Statement on Auditing Standards No. 16, as amended, “Communications with Audit Committees.” Warren Averett has also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence.

Based on its review and discussions with management and the Company’s independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2016, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board:

Gregory A. Gould (Chair), Anthony D. Caracciolo, and A. Bruce Montgomery

OTHER MATTERS

Management is not aware of any matters to be brought before the Annual Meeting other than those discussed above. However, if any other business properly comes before the Annual Meeting, the persons named in the accompanying form of proxy will vote or refrain from voting on the matter pursuant to the discretionary authority given in the proxy.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Communications by stockholders to the Board should be submitted in writing to Board of Directors, c/o CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660. Communications to individual directors or committees should be sent to the attention of the intended recipient. Communications will be forwarded to the chair of the Audit Committee, who will be primarily responsible for monitoring communications to the Board (or its members or committees) and for forwarding communications as he or she deems appropriate. Communications will not be forwarded if they do not appear to be within the scope of the Board’s (or such other intended recipient’s) responsibilities or are otherwise inappropriate or frivolous.

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING IN 2017

In order to be eligible for inclusion in the proxy materials of the Company for the 2017 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received by March 24, 2017. Any such proposal should comply with the SEC’s rules governing stockholder proposals submitted for inclusion in proxy materials. Proposals should be addressed to Secretary, CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660. In addition, if the Company receives notice of a stockholder proposal after June 7, 2017, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such stockholder proposal.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by the Company. Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet and in person.

The expenses of preparing, printing and distributing this Proxy Statement and the accompanying form of proxy and the cost of soliciting proxies will be borne by the Company.

Copies of soliciting materials will be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of Common Stock for whom they hold shares, and the Company will reimburse them for their reasonable out-of-pocket expenses in connection therewith.

The Company has also retained Alliance Advisors LLC to assist it in the solicitation of proxies. Alliance Advisors LLC will solicit proxies on behalf of the Company from individuals, brokers, bank nominees and other institutional holders in the same manner described above. Alliance Advisors LLC will receive a fee of $7,000, plus approved and reasonable out of pocket expenses, for its services to the Company for the solicitation of the proxies. The Company has also agreed to indemnify Alliance Advisors LLC against certain claims.

July 22, 2016	CYTODYN INC.

If you have any questions or require any assistance in voting your shares, please call:

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003

(855) 973-0093

Exhibit A

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CYTODYN INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, CytoDyn Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is CytoDyn Inc. The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on January 12, 2015 and amended its original Certificate of Incorporation by the filing of a Certificate of Amendment with the Secretary of state of the State of Delaware on March 18, 2016 (as so amended, the “Certificate of Incorporation”).

2.	The Certificate of Incorporation of the Corporation is hereby amended to increase the authorized shares of the Corporation’s common stock by deleting the first paragraph under Article IV, and replacing such paragraph with the following:

“The total number of shares of capital stock which the Corporation shall have authority to issue is Three Hundred Fifty Five Million (355,000,000), of which (i) Three Hundred Fifty Million (350,000,000) shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) Five Million Shares (5,000,000) shares shall be a class designated as preferred stock, par value $0.001 per share (the “Preferred Stock”).”

3.	The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.	This Certificate of Amendment and the amendment to the Certificate of Incorporation effected hereby shall be effective immediately upon filing.

[Signature Page Follows]

A-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this [    ] day of [    ], 2016.

CYTODYN INC.

By:
Name:	Nader Pourhassan

A-2

Exhibit B

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CYTODYN INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, CytoDyn Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is CytoDyn Inc. The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on January 12, 2015 and amended its original Certificate of Incorporation by the filing of a Certificate of Amendment with the Secretary of state of the State of Delaware on March 18, 2016 (as so amended, the “Certificate of Incorporation”).

2.	The Certificate of Incorporation of the Corporation is hereby amended to increase the authorized shares of the Corporation’s common stock by adding the following text immediately after the fourth paragraph of Article IV:

“Effective upon the filing of this Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time are reclassified into a smaller number of shares such that each two (2) to eight (8) shares of issued Common Stock immediately prior to the Effective Time is reclassified into one (1) share of Common Stock, the exact ratio within the two to eight range to be determined by the Board of Directors of the Corporation prior to the Effective Time and publicly announced by the Corporation. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification shall be entitled to cash payment for each fractional share of Common Stock that would have been issued to such person.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified, provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.”

3.	The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.	This Certificate of Amendment and the amendment to the Certificate of Incorporation effected hereby shall be effective immediately upon filing.

[Signature Page Follows]

B-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this [    ] day of [    ], 2016.

CYTODYN INC.

By:
Name:	Nader Pourhassan

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